Exhibit 99.1

Active Power Announces Transfer of Listing to
The NASDAQ Capital Market

AUSTIN, Texas (June 20, 2012) – Active Power, Inc. (NASDAQ: ACPW), manufacturer of continuous power and infrastructure solutions (the “Company”), announced today that its application to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market has been approved by NASDAQ. The NASDAQ Capital Market is one of the three markets for NASDAQ-listed stock and operates in the same manner as The NASDAQ Global Market. Companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards. The transfer will be effective at the opening of business on June 21, 2012. The Company’s common stock will continue to trade under the symbol “ACPW.”

As previously reported on Dec. 19, 2011, NASDAQ notified the Company that its listed security no longer met the minimum $1.00 bid price per share requirement and subsequently the Company was unable to regain compliance within the 180-day period provided. NASDAQ has determined, however, that upon transfer to The NASDAQ Capital Market, the Company is eligible for an additional 180 calendar day period, or until Dec. 17, 2012, to meet the minimum $1.00 bid price per share requirement. If at any time during this additional time period the closing bid price of the Company's security is at least $1.00 per share for a minimum of 10 consecutive business days, the Company will be in compliance with the requirement and the matter will be closed. If compliance is not regained, the Company’s common stock may be delisted, subject to the Company’s right to appeal the delisting determination at that time.

About Active Power
Founded in 1992, Active Power (NASDAQ: ACPW) designs and manufactures continuous power and infrastructure solutions and critical backup power systems that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. Active Power solutions are intelligently efficient, inherently reliable, and economically green, providing environmental benefits and energy and space efficiencies to customers’ financial benefit. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, supporting the deployment of systems in more than 40 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com

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